Exhibit 1.1

Execution Copy

FISCAL ADVISORY AGREEMENT

July 24, 2008

Silver Wheaton Corp.
Suite 3150
666 Burrard Street
Vancouver, British Columbia
V6C 2X8

Attention:              Mr. Peter Barnes
President and Chief Executive Officer

Dear Sirs:

GMP Securities L.P. (“GMP”) understands that Silver Wheaton Corp. (the “Corporation”) is making a proposal (the “Proposal”) to the holders of its Warrants (as defined below) (the “Warrantholders”) to incent the early exercise of the Warrants during a period of 20 business days (the “Early Exercise Period”) following the date of the requisite approval of the Warrantholders of certain amendments (the “Warrant Amendments”), as described in the Final Prospectus (as defined below), to the respective Original Warrant Indentures (as defined below) governing the Warrants by supplemental warrant indentures (collectively the “Supplemental Warrant Indentures”).  The Original Warrant Indentures and the Supplemental Warrant Indentures are hereinafter collectively referred to as the “Warrant Indentures”.  We understand that the Proposal will require an affirmative vote by holders (the “Shareholders”) of common shares of the Corporation (the “Common Shares”) who are not insiders or holders of Warrants and an affirmative vote by Warrantholders who are not insiders (in respect of each series of Warrants).  This agreement sets out the terms and conditions under which the Corporation has retained GMP as financial advisor in connection with the Proposal.

GMP further understands that the Corporation (i) is eligible to file, and has prepared and has filed, on the terms and conditions set out below, a preliminary short form base shelf prospectus in both the English and French languages (the “Preliminary Prospectus”), and has obtained from the Principal Regulator (as defined below), a Receipt (as defined below) in respect of the Preliminary Prospectus, (ii) has prepared and filed, pursuant to the multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, the registration statement (the “Preliminary Registration Statement”) on Form F-10 (File No. 333-151861), including the Preliminary Prospectus and the exhibits thereto and the Documents Incorporated by Reference (as defined below) therein, and a written irrevocable consent and power of attorney of the Corporation on Form F-X (the “Form F-X”), (iii) will prepare and file, on the terms and conditions set out below, a final short form base shelf prospectus in both the English and French languages (the “Final Prospectus”) and all related documents, with the securities regulatory authority in each of the provinces of Canada (the securities regulatory authorities, collectively, the “Qualifying Authorities”, and the provinces, collectively, the “Qualifying Jurisdictions”) in order to qualify for Distribution (as defined below) in each of the Qualifying Jurisdictions (A) up to 31,032,627 Common Shares (the “Underlying Shares”) issuable to the Warrantholders upon the early exercise of the Warrants, (B) up to 3,039,423 common share purchase warrants (the “New Warrants”) issuable to the Warrantholders upon the early exercise of the Warrants, (C) the rights to acquire the New Warrants pursuant to the Warrant Amendments, and (D) up to 3,039,423 Common Shares (the “New Warrant Shares”) issuable upon the exercise of the New Warrants, (the New Warrants and the New Warrant Shares are collectively referred to herein as the “Qualified Securities”), and (iv) as soon as practicable after the filing of the Final Prospectus, will file an amendment to the Preliminary Registration Statement (the “Final Registration Statement”), including the Final Prospectus, and shall have fulfilled and complied with the U.S. Securities Laws (as defined below) required to be fulfilled or complied with by the Corporation to enable the Qualified Securities to be lawfully issued to the public in the United States.

TERMS AND CONDITIONS

On the basis of the representations, warranties, covenants and agreements contained herein, but subject to the terms and conditions further set out below, the following are the terms and conditions of the agreement between the Corporation and GMP in connection with GMP acting as financial advisor to the Corporation in connection with the Proposal and signing the Preliminary Prospectus and the Final Prospectus:

Section 1               DEFINITIONS AND INTERPRETATION

(a)           In addition to the words and terms otherwise defined in this agreement, unless otherwise defined in this agreement, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario, Vancouver, British Columbia or New York, New York;

“Canadian Securities Laws” means all applicable securities laws of each of the Qualifying Jurisdictions and the rules and regulations under such laws together with all applicable published policy statements, instruments, rules, notices and orders of the Qualifying Authorities collectively;

“CIBC Mellon” means CIBC Mellon Trust Company;

“Continuous Disclosure Materials” means all documents published or filed by the Corporation with (i) the securities regulatory authority in each Qualifying Jurisdiction or (ii) the SEC, in each case since December 31, 2007 regardless of whether or not such document is required to be published or filed under Canadian Securities Laws, U.S. Securities Laws or the rules and policies of the Exchanges;

“Debt Instrument” means any loan, bond, debenture, promissory note or other instrument evidencing material indebtedness for borrowed money or other material liability, other than inter-company debt instruments;

“Distribution” means “distribution” of the New Warrants to the Warrantholders as such term is defined under applicable Canadian Securities Laws;

“Documents Incorporated by Reference” means all financial statements, management information circulars, annual information forms, material change reports and other documents prepared by the Corporation, whether before or after the date of this agreement, that are required to be incorporated by reference into the Final Prospectus;

“Early Exercise Period” means the period of 20 Business Days following the Effective Date or such later date as may be determined in the sole discretion of the Corporation, subject to TSX approval;

“Effective Date” means the date on which the Warrant Amendments are approved by the Warrantholders, which is anticipated to be on or about August 7, 2008;

“Exchanges” means, collectively, the TSX and the NYSE;

“Expiry Date” means the date on which the Early Exercise Period expires;

“Financial Information” means all financial statements of the Corporation and the management’s discussion and analysis of results of operations and financial condition of the Corporation included or incorporated by reference in the Final Prospectus;

“Material Adverse Effect” means a material adverse change in the condition (financial or otherwise), or in the properties, affairs, prospects, operations, capitalization, assets (including intangible assets) or liabilities of the Corporation and the Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business;

“Material Agreement” means any contract, indenture, mortgage, deed of trust, loan or credit agreement or other form of indebtedness and any contract, agreement (written or oral), instrument, lease, license or other document to which the Corporation or any of the Subsidiaries is a party or by which a material portion of the assets of the Corporation or of any Subsidiary are bound;

“National Policy 11-202” means National Policy 11-202 – Process for Prospectus Review in Multiple Jurisdictions of the Canadian Securities Administrators;

“National Instrument 43-101” means National Instrument 43-101 – Standard of Disclosure for Mineral Projects of the Canadian Securities Administrators;

“National Instrument 44-101” means National Instrument 44-101 – Short Form Prospectus Distributions of the Canadian Securities Administrators;

“National Instrument 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators;

“New Warrant Indenture” means the common share purchase warrant indenture to be entered into as of July 24, 2008 between the Corporation and CIBC Mellon governing the New Warrants;

“NYSE” means the New York Stock Exchange;

“Original Warrant Indentures” means, collectively: (i) the amended and restated common share purchase warrant indenture dated as of June 1, 2005 between the Corporation and CIBC Mellon governing the First Warrants, and (ii) the common share purchase warrant indenture dated as of November 30, 2004 between the Corporation and CIBC Mellon governing the Series A Warrants;

“Passport System” means the system and procedures for prospectus filing and review under Multilateral Instrument 11-102 – Passport System of the Canadian Securities Administrators and National Policy 11-202;

“Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of whatsoever nature or kind;

“Principal Regulator” means the British Columbia Securities Commission;

“Prospectus Amendment” means any amendment to any or all of the Preliminary Prospectus or the Final Prospectus required to be prepared and filed by the Corporation under applicable Canadian Securities Laws in connection with the Distribution;

“Qualification Documents” means the Preliminary Prospectus, the Final Prospectus, the Preliminary Registration Statement, the Final Registration Statement and the Documents Incorporated by Reference collectively;

“Receipt” means a receipt issued by the Principal Regulator pursuant to the Passport System and which evidences the receipt by the Qualifying Authorities for the Preliminary Prospectus, the Final Prospectus or a Prospectus Amendment, as the case may be;

“SEC” means the United States Securities and Exchange Commission;

“Subsidiaries” means Silver Wheaton (Caymans) Ltd., a corporation governed by the laws of the Cayman Islands, and Silver Wheaton Luxembourg s.a.r.l., a corporation governed by the laws of Luxembourg;

“subsidiary” has the meaning ascribed thereto in the Business Corporations Act (Ontario);

“Supplementary Material” means any amendment or supplement to the Preliminary Prospectus or the Final Prospectus, any amended or supplemented prospectus or auxiliary material, information, evidence, return, report, application, statement or document that is filed by or on behalf of the Corporation under Canadian Securities Laws prior to the Expiry Date or, where such documents are deemed to be incorporated by reference into the Preliminary Prospectus or the Final Prospectus, prior to the expiry of the period of the Distribution collectively;

“Survival Limitation Date” means the later of (i) the second anniversary of the Expiry Date, and (ii) the latest date under Canadian Securities Laws relevant to a Person who acquires New Warrants (non-residents of Canada being deemed to be resident in the Province of Ontario for such purposes) that an acquirer of New Warrants may be entitled to commence an action or exercise a right of rescission, with respect to a misrepresentation contained in the Final Prospectus or, if applicable, any Supplementary Material;

“Transaction Documents” has the meaning ascribed thereto in subsection 4(h) of this agreement;

“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any state of the United States, the District of Columbia, and the areas subject to the jurisdiction of the United States of America;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Person” means a U.S. person as that term is defined in Regulation S adopted by the SEC under the U.S. Securities Act;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Securities Laws” means the applicable blue sky or securities legislation in the United States together with the U.S. Exchange Act and the U.S. Securities Act and the rules and regulations of the SEC thereunder; and

“Warrants” means, collectively, the First Warrants and the Series A Warrants, each as defined and more particularly described in the Final Prospectus.

(b)           The division of this agreement into sections, subsections, paragraphs, subparagraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs, subparagraphs and other subdivisions are to sections, subsections, paragraphs, subparagraphs and other subdivisions of this agreement.

(c)           Except as otherwise indicated, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

Section 2               REPRESENTATIONS, WARRANTIES AND COVENANTS OF GMP

GMP represents and warrants as of the date hereof and as of the Effective Date, and understands that the same is being relied upon by the Corporation in entering into this agreement, and covenants to the Corporation as follows:

(a)           it shall only solicit the early exercise of Warrants by Warrantholders as permitted by and in compliance with all relevant laws and regulatory requirements, upon the terms and conditions set forth in the Final Prospectus and in this agreement;

(b)           it shall not solicit the early exercise of Warrants by Warrantholders so as to require the registration or filing of a prospectus or similar document with respect thereto under the laws of any jurisdiction other than the Qualifying Jurisdictions and the United States, and, for the purposes of this subsection 2(b), GMP shall be entitled to assume that the Qualified Securities are qualified for Distribution in the United States and in any Qualifying Jurisdiction where a Receipt for the Final Prospectus shall have been obtained from the Principal Regulator following the filing of the Final Prospectus;

(c)           it covenants and agrees that if it solicits the early exercise of Warrants by Warrantholders in jurisdictions other than the Qualifying Jurisdictions or in the United States, such solicitations shall be effected in accordance and compliance with the applicable laws of such jurisdictions and shall be effected in such manner so as not to subject the Corporation to any additional continuous disclosure or similar reporting requirements under the laws of any jurisdiction outside the Qualifying Jurisdictions;

(d)           it shall not make any representations or warranties with respect to the Corporation or the Qualified Securities other than as set forth in the Preliminary Prospectus, the Final Prospectus and the Supplementary Material, if any; and

(e)           upon the Corporation obtaining the Receipt for the Final Prospectus, it shall arrange for the delivery of one copy of the Final Prospectus (together with any amendments thereto) to Warrantholders resident in the Qualifying Jurisdictions and in the United States who may acquire the Qualified Securities.

Section 3               COVENANTS OF THE CORPORATION

The Corporation covenants with GMP that as of the date hereof and as of the Effective Date as follows:

(a)           Final Prospectus.  The Corporation shall, (i) as soon as possible, and in any event by no later than 5:00 p.m. (Vancouver time) on July 24, 2008, obtain from the Principal Regulator, a Receipt for the Final Prospectus, and fulfill all other requirements as appropriate in order to qualify the Qualified Securities for Distribution to the Warrantholders in the Qualifying Jurisdictions, and (ii) as soon as possible file the Final Registration Statement, including the Final Prospectus, and have fulfilled and complied with the U.S. Securities Laws required to be fulfilled or complied with by the Corporation to enable the Qualified Securities to be lawfully issued to the Warrantholders in the United States.

(b)           Compliance with Securities Regulations and Commission Requests.  During the period commencing on the date of this agreement until GMP notifies the Corporation of the completion of the Distribution, the Corporation will promptly inform GMP, and confirm by notice in writing of the full particulars of:

(i)            when any supplement to the Qualification Documents or any Supplementary Material shall have been filed with a Qualifying Authority or the SEC;

(ii)           any request by any Qualifying Authority or the SEC to amend or supplement the Preliminary Prospectus, the Final Prospectus, the Preliminary Registration Statement, the Final Registration Statement, any Prospectus Amendment or any Supplementary Material, as the case may be, or for any additional information or for additional information in respect of the Distribution;

(iii)          the suspension of the qualification of the Qualified Securities for Distribution or sale in any jurisdiction, or of the institution or, to the knowledge of the Corporation, the threat of any proceeding for any such purpose;

(iv)          the receipt by the Corporation of any material communication, whether written or oral, from any Qualifying Authority or Exchange or from the SEC or any other competent authority, including, without limitation, any other governmental or regulatory body, relating to the Final Prospectus or the Distribution;

(v)           any notice or other correspondence received by the Corporation from any Qualifying Authority or Exchange or from the SEC or any other competent authority, including, without limitation, any other governmental or regulatory body, requesting any information, meeting or hearing relating to the Corporation or its securities, the Proposal, the Distribution or any other event or state of affairs that the Corporation reasonably believes would have a Material Adverse Effect; or

(vi)          the issue by any Qualifying Authority or Exchange or by the SEC or any other competent authority, including, without limitation, any other governmental or regulatory body, of any order having the effect of ceasing or suspending the Distribution or the trading in any securities of the Corporation, or of the institution or, to the knowledge of the Corporation, the threat of institution of any proceeding for any such purpose and the Corporation will use its reasonable best efforts to prevent the issue of any such stop order or such order ceasing or suspending the Distribution or the trading in securities of the Corporation and, if any such order is issued, to obtain the lifting thereof as soon as reasonably practicable.

(c)           Due Diligence.  Until the completion of the Distribution, the Corporation shall, and shall have allowed, GMP to participate fully in the preparation of the Qualification Documents and the Transaction Documents and shall have allowed GMP (including its agents, counsel and other representatives) to conduct all due diligence which GMP may wish to conduct in order to fulfill its obligations hereunder, and in order to enable GMP to responsibly execute any certificate required by Canadian Securities Laws to be executed by GMP.

(d)           Filing of Amendments.  The Corporation will not at any time file or make any amendment to the Qualification Documents, or any Supplementary Material, of which GMP shall not have previously been advised and furnished a copy, or to which GMP shall have reasonably objected promptly after reasonable notice thereof.

(e)           Delivery of Filed Documents.  Immediately prior to the filing of the Final Prospectus and the Final Registration Statement, the Corporation shall deliver to GMP:

(i)            a copy of the Final Prospectus in the English language signed and certified as required by the Canadian Securities Laws applicable in the Qualifying Jurisdictions other than the Province of Québec;

(ii)           a copy of the Final Prospectus in the French language signed and certified as required by the Canadian Securities Laws applicable in the Province of Québec;

(iii)          a copy of the Final Registration Statement and a copy of each amendment thereto (in each case together with all exhibits filed therewith) related to or covering the Qualified Securities, and a copy of each prospectus filed with the SEC; and

(iv)          a copy of any other document required to be filed by the Corporation in compliance with the Canadian Securities Laws and the U.S. Securities Laws, including signed copies of all consents of experts, except the Documents Incorporated by Reference which have previously been delivered to GMP or are available on the System for Electronic Document Analysis and Retrieval.

(f)            Consents.  Prior to the filing of the Final Prospectus, the Corporation shall deliver to GMP copies of all consents of experts required pursuant to National Instrument 44-101, in form and substance satisfactory to GMP.

(g)           Delivery of Prospectus.  The Corporation shall deliver to GMP, without charge, during the period when the Final Prospectus is required to be delivered under Canadian Securities Laws and U.S. Securities Laws, such number of commercial copies of the Final Prospectus (as supplemented or amended) as GMP may reasonably request.  Such deliveries shall be effected as soon as possible, and in any event, on or before a date one Business Day after compliance with the Canadian Securities Laws applicable in the Province of British Columbia pursuant to subsections (a) of this section 3.

(h)           Continued Compliance with Canadian and U.S. Securities Laws.  In addition to the foregoing, the Corporation will comply with section 57 of the Securities Act (Ontario) and with the comparable provisions of Canadian Securities Laws and U.S. Securities Laws, and, after the date hereof and prior to the completion of the Distribution, the Corporation will promptly advise GMP in writing of the full particulars of any material change (as defined in the Securities Act (Ontario)) in the business, operations or capital of the Corporation on a consolidated basis or of any change in any material fact (as defined in the Securities Act (Ontario)) contained or referred to in the Preliminary Prospectus, the Final Prospectus, or any Prospectus Amendment or Supplementary Material which is, or may be, of such a nature as to render any of them untrue, false or misleading in any material respect, result in a misrepresentation (as defined in the Securities Act (Ontario)), or result in any of such documents not complying with the laws of any jurisdiction in which the Qualified Securities are to be distributed.  Subject to subsection (d) of this section 3, the Corporation will promptly prepare and file with the Qualifying Authorities and the SEC any amendment or supplement thereto which in the opinion of GMP and the Corporation, each acting reasonably, may be necessary or advisable to correct such untrue or misleading statement or omission.

(i)            Use of Proceeds.  The Corporation will use the net proceeds received by it from the exercise of Warrants during the Early Exercise Period in the manner specified in the Final Prospectus under the heading “Use of Proceeds”.

(j)            Listing.  The Corporation will use commercially reasonable best efforts to effect the listing of the Qualified Securities on the TSX and the New Warrant Shares on the NYSE as soon as practicable after the Expiry Date.

(k)           Delivery of Documents at the Time of Filing of Final Prospectus.  The Corporation shall deliver to GMP contemporaneously with or prior to the filing of the Final Prospectus with the Qualifying Authorities and the Final Registration Statement with the SEC:

(i)            the comfort letter of Deloitte & Touche LLP, the auditor to the Corporation, referred to in paragraph 6(a)(iv) of this agreement;

(ii)           an opinion of Deloitte & Touche LLP, the auditor to the Corporation, addressed to GMP, in form and substance satisfactory to GMP and its Canadian counsel, to the effect that the French language version of the Financial Information conforms, in all material respects, to the English language version thereof;

(iii)          an opinion of Québec counsel to the Corporation addressed to GMP, in form and substance satisfactory to GMP and its Canadian counsel, to the effect that, except for the Financial Information, as to which they express no opinion, the French language version of the Final Prospectus (including all Documents Incorporated by Reference) is, in all material respects, a complete and accurate translation of the English language version thereof; and

(iv)          a letter from the TSX advising the Corporation of the conditional approval for the listing of the Qualified Securities.

(l)            Supplementary Material.  The Corporation shall deliver to GMP contemporaneously with or prior to the filing of any Supplementary Material with any Qualifying Authority or the SEC, comfort letters from Deloitte & Touche LLP relating to the Supplementary Material in the form and substance of the comfort letter described in paragraph (k)(i) of this section 3.  The Corporation shall deliver to GMP contemporaneously with or prior to the filing of any Supplementary Material with the Autorité des marchés financiers opinions relating to the Supplementary Material in the form and substance of the opinions described in paragraphs (k)(ii) and (k)(iii) of this section 3.

(m)          Changes.  Notwithstanding anything to the contrary herein, from the date of this agreement until the end of the period of Distribution, the Corporation shall promptly notify GMP in writing of:

(i)            any material change (actual, anticipated or threatened) in the business, operations or capital of the Corporation and the Subsidiaries considered as a whole whether or not arising in the ordinary course of business;

(ii)           any change in any fact contained in the Qualification Documents or any Supplementary Material, which change is or may be of such a nature as to render the Qualification Documents or any Supplementary Material misleading or untrue in any material respect or result in a misrepresentation (as defined in the Securities Act (Ontario)) therein; or

(iii)          any change in applicable laws, which materially and adversely affects, or which would reasonably be expected to materially and adversely affect, the condition (financial or otherwise), or the properties, business, prospects, affairs, operations, assets or liabilities, of the Corporation and the Subsidiaries considered as a whole, the Qualified Securities or the Distribution.

Section 4               REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation represents and warrants to GMP as of the date hereof, as of the Effective Date and as of the Expiry Date, and understands that such representations and warranties are being relied upon by GMP in entering into this agreement, as follows:

(a)           Compliance with Prospectus Requirements.  The Corporation meets the eligibility requirements for use of (i) a short form prospectus under National Instrument 44- 101 and (ii) Form F-10 under U.S. Securities Laws.  No order suspending the Distribution has been issued by the Qualifying Authorities under Canadian Securities Laws or the SEC under U.S. Securities Laws and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Corporation, are contemplated by any Qualifying Authority or the SEC, and any request on the part of any Qualifying Authority or the SEC for additional information, if any, has been complied with.  At all times up to the Expiry Date:

(i)            the Final Prospectus complied and will comply in all material respects with Canadian Securities Laws and U.S. Securities Laws as interpreted and applied by the Qualifying Authorities and the SEC, respectively;

(ii)           none of the Qualification Documents nor any amendment or supplement thereto contained or will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and

(iii)          each of the Qualification Documents, and any Supplementary Material or any amendment or supplement thereto, constituted and will constitute full, true and plain disclosure of all material facts relating to the Corporation and the Subsidiaries, considered as a whole, and the Qualified Securities, and did not and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties contained in paragraph (ii) above and this paragraph (iii) do not apply to statements relating solely to GMP or furnished by GMP concerning GMP contained in the Qualification Documents, any Prospectus Amendment or Supplementary Material.

(b)           Good Standing of the Corporation.  The Corporation is a corporation duly continued, validly existing, and in good standing under the laws of the Province of Ontario.  No proceedings have been instituted or, to the knowledge of the Corporation, are pending for the dissolution or liquidation of the Corporation.  The Corporation is, and will at the Effective Date be, in compliance, in all material respects, with the rules of the Exchanges.

(c)           Good Standing of Subsidiaries.  Other than Silver Wheaton (Barbados) Ltd., the Corporation has no subsidiaries other than the Subsidiaries.  Each Subsidiary is a corporation duly incorporated, validly existing and in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporations information legislation) under the laws of the jurisdiction of its incorporation.  No proceedings have been instituted or, to the knowledge of the Corporation, are pending for the dissolution or liquidation of either Subsidiary.

(d)           Ownership of Subsidiaries.  The Corporation is the direct or indirect legal, beneficial and registered holder of all of the issued and outstanding shares of each of the Subsidiaries, in each case, free and clear of all mortgages, liens, charges, pledges, security interests encumbrances, claims or demands whatsoever (other than pursuant to outstanding debt arrangements disclosed in the Continuous Disclosure Materials) and no Person has any agreement or option or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase of all or any part of such securities, and all such securities have been validly issued and are outstanding as fully paid and non-assessable.

(e)           Silver Wheaton (Barbados) Ltd.  Silver Wheaton (Barbados) Ltd. does not have any assets or liabilities that are material to the Corporation, is not a party to any agreements that are material to the Corporation or material to the business of the Corporation and no material revenues of the Corporation are derived through such subsidiary.  All of the outstanding shares of Silver Wheaton (Barbados) Ltd. are issued and outstanding as fully paid and non-assessable shares and are legally and beneficially owned by the Corporation.

(f)            Public Filings.  The Corporation has, on a timely basis, filed all documents or information required to be filed by it under Canadian Securities Laws and U.S. Securities Laws.  Each of the continuous Disclosure Materials is, as of the date thereof, in compliance in all material respects with the Canadian Securities Laws (including, without limitation, National Instrument 43-101).  Each such document or item of information filed by the Corporation under such laws, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time at which it was filed with applicable securities regulators, including, without limitation, the Qualifying Authorities and the SEC.  The Corporation has not filed any confidential material change report with any securities regulatory authority or regulator or any document for confidential treatment with the SEC that at the date hereof remains confidential.

(g)           Financial Statements.  The audited consolidated financial statements of the Corporation (the “Financial Statements”) as at, and for the financial year ended, December 31, 2007 and December 31, 2006, together with the auditors’ report thereon and the notes thereto, and the unaudited consolidated financial statements of the Corporation as at, and for the three months ended, March 31, 2008, together with the notes thereto (i) have been prepared in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with prior periods, except as disclosed in the Continuous Disclosure Materials, (ii) contain and reflect all material adjustments for the fair presentation of the results of operations and the financial condition of the business of the Corporation and the Subsidiaries for the period covered thereby, and (iii) present fairly, in all material respects, the financial position, including the provision or allowance for all reasonably anticipated material liabilities, expenses and losses of the Corporation and the Subsidiaries, of the Corporation and the Subsidiaries as at the date thereof and the results of its operations and the changes in its financial position for the period then ended,

(h)           Authority and Authorization.  The Corporation has full corporate power and authority to enter into, deliver and perform its obligations under this agreement, the Supplemental Warrant Indentures and the New Warrant Indenture (collectively the “Transaction Documents”), subject to Warrantholder and Shareholder approval, and to do all acts and things and execute and deliver all documents as are required hereunder and thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereof and the Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents and to observe and perform the provisions of the Transaction Documents in accordance with the provisions hereof and thereof including, without limitation, the issue of the Qualified Securities to the Warrantholders upon the terms and conditions set forth herein.

(i)            Validity and Enforceability.  Each Transaction Document has been authorized and this agreement has been executed and delivered by the Corporation and this agreement constitutes, and, when executed and delivered, each of the Supplemental Warrant Indentures and the New Warrant Indenture will constitute, a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(j)            Absence of Proceedings.  Except as disclosed in the Continuous Disclosure Materials, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency, governmental instrumentality or body, domestic or foreign, now pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation or any Subsidiary, which is required to be disclosed in the Qualification Documents or the Supplementary Material and which is not so disclosed, or which if determined adversely, would reasonably be expected to result in a Material Adverse Effect, or which if adversely determined, would reasonably be expected to materially and adversely affect the properties or assets of the Corporation or any Subsidiary or which if determined adversely would materially and adversely affect the consummation of the transactions contemplated in this agreement or the performance by the Corporation of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Corporation or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Qualification Documents or the Supplementary Material include only ordinary routine litigation incidental to the business, properties and assets of the Corporation and the Subsidiaries and would not reasonably be expected to result in a Material Adverse Effect.

(k)           Authorization and Description of Qualified Securities.  The New Warrants have been authorized for issue and, when issued and delivered pursuant to the New Warrant Indenture against payment of the consideration set forth in the New Warrant Indenture, the New Warrant Shares will be validly issued as fully paid and non-assessable shares of the Corporation.  The Qualified Securities conform to all statements relating thereto contained in the Qualification Documents and such description conforms to the rights set forth in the instruments defining the same.  The issue of the New Warrants is not subject to the pre-emptive rights of any shareholder of the Corporation and all corporate action required to be taken for the authorization, issue and delivery of the Qualified Securities has been validly taken.

(l)            Absence of Defaults and Conflicts.  Neither the Corporation nor any of the Subsidiaries is in violation of its constating documents, except where such violation would not reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance of this agreement and the consummation of the transactions contemplated herein and in the Qualification Documents (including the authorization, issue and delivery of the Qualified Securities and the use of the proceeds from the exercise of the Warrants during the Early Exercise Period as described in the Final Prospectus under the heading “Use of Proceeds”) and compliance by the Corporation with its obligations hereunder, have been duly authorized by all necessary corporate action, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to the Corporation including, without limitation, the Canadian Securities Laws, the U.S. Securities Laws and the policies, rules and regulations of the Exchanges (B) the constating documents, by-laws or resolutions of the directors or shareholders of the Corporation which are in effect at the date hereof; (C) any Material Agreement; or (D) any judgment, decree or order binding the Corporation or the Subsidiaries or a material portion of the property or assets thereof.

(m)          Standing Under Securities Laws.  The Corporation is a “reporting issuer”, or the equivalent thereof, under applicable Canadian Securities Laws of each of the Qualifying Jurisdictions.  The Corporation is not currently in default in any material respect of any requirement of Canadian Securities Laws and the Corporation is not included on a list of defaulting reporting issuers maintained by any of the securities commissions or similar regulatory authorities in each of the Qualifying Jurisdictions in which such lists are maintained.

(n)           No Contemplated Changes.  Except as disclosed in the Continuous Disclosure Materials, none of the Corporation or either Subsidiary has approved, has entered into any agreement in respect of, or has any knowledge of:

(i)            the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by the Corporation or either Subsidiary whether by asset sale, transfer of shares or otherwise;

(ii)           the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation or either Subsidiary or otherwise) of the Corporation or either Subsidiary; or

(iii)          a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding shares of the Corporation or either Subsidiary.

(o)           Authorized Capital.  As at the date hereof, the authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of preference shares, issuable in series.

(p)           Issued and Outstanding Shares.  As at the close of business on July 23, 2008, 223,857,914 Common Shares were issued and outstanding as fully paid and non-assessable shares of the Corporation and no preference shares were issued and outstanding.

(q)           Issued and Outstanding Warrants.  As at the close of business on July 23, 2008, 116,464,750 First Warrants and 30,698,386 Series A Warrants were issued and outstanding.

(r)            Listing of Securities.  The issued and outstanding Common Shares are listed and posted for trading solely on the Exchanges and the issued and outstanding Warrants are listed and posted for trading on the TSX.  No order preventing, ceasing or suspending trading in any securities of the Corporation or prohibiting the issue and sale of securities by the Corporation has been issued and no proceedings for either of such purposes have been instituted or, to the best of the knowledge of the Corporation, are pending, contemplated or threatened.

(s)           Transfer Agent and Registrar.  CIBC Mellon at its principal offices in Toronto, Ontario and Vancouver, British Columbia has been duly appointed transfer agent and registrar for the Common Shares in Canada and as the warrant agent under the Original Warrant Indentures and the New Warrant Indenture.  Mellon Investor Services LLC at its principal offices in Jersey City, New Jersey is the co-transfer agent and registrar for the Common Shares in the United States.

(t)            Agreements Affecting Voting or Control.  To the knowledge of the Corporation, no agreement is in force or effect which in any manner affects the voting or control of any of the securities of the Corporation.

(u)           Conduct of Business.

(i)            The Corporation and each of the Subsidiaries have all requisite corporate power and authority necessary to, and are qualified to, carry on each of its businesses as now conducted and to own or lease each of its properties and assets in all jurisdictions in which the Corporation and each of the Subsidiaries currently carries on business and/or owns or leases each of its properties and assets.

(ii)           The Corporation and each of the Subsidiaries holds all licenses, registrations, qualifications, permits and consents which are material to the Corporation and each Subsidiary, as applicable, in all jurisdictions in which the Corporation and each of the Subsidiaries owns or leases its property or carries on business to enable each of its businesses to be carried on as now conducted or proposed to be conducted and to enable the Corporation and each of the Subsidiaries to own and lease its property and assets and all such licenses, registrations, qualifications, permits and consents are valid and existing and in good standing in each jurisdiction in which such licenses, registrations, qualifications, permits and consents are required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(v)           Properties, Business and Assets.

(i)            The Corporation and each Subsidiary has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which it carries on business and with all laws, regulations, tariffs, rules, orders and directives material to its operation, including, without limitation, all applicable laws, regulations and statutes relating to mining and/or mining claims, concessions, licenses or leases, and the Corporation has not nor has any Subsidiary received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the mining claims, concessions, licenses, leases or other instruments conferring mineral rights, where such revocation or cancellation would have a Material Adverse Effect.

(ii)           Except as otherwise disclosed in the Continuous Disclosure Materials: (i) the Corporation and the Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to, all of the material property or assets thereof as described in the Continuous Disclosure Materials, and no other property or assets are necessary for the conduct of the business of the Corporation or the Subsidiaries as currently conducted, (ii) neither the Corporation nor the Subsidiaries knows of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit such property or assets, and (iii) neither the Corporation nor the Subsidiaries has any responsibility or obligation to pay any material commission, royalty, licence fee or similar payment to any person with respect to the property and assets thereof.

(iii)          Any and all of the agreements and other documents and instruments pursuant to which the Corporation or either Subsidiary holds the material property and the assets thereof (including any interest in, or right to earn an interest in, any material property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with terms thereof, neither the Corporation nor either Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and, to the knowledge of the Corporation, such material property and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated and there has been no material default under any lease, licence or claim pursuant to which such material properties or assets are held.  To the knowledge of the Corporation, none of the material property or assets of the Corporation or either Subsidiary is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Continuous Disclosure Materials.

(w)          Compliance with Employment Laws.  Except as disclosed in the Continuous Disclosure Materials, to the best of the knowledge of the Corporation, the Corporation and each Subsidiary:

(i)            is in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where such non-compliance would not constitute a Material Adverse Effect; and

(ii)           has not and is not engaged in any unfair labour practice, and there is no labour strike, dispute, slowdown, stoppage, complaint or grievance pending or, to the best of the knowledge of the Corporation, threatened against the Corporation or either Subsidiary, except where such unfair practices or disputes would not constitute a Material Adverse Effect.

(x)            Employee Plans.  Except as disclosed in the Continuous Disclosure Materials, to the best of the knowledge of the Corporation, each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to, or required to be contributed to, by the Corporation or any Subsidiary has been maintained in material compliance with the terms thereof and with the requirements prescribed by any and all statutes, orders, rules, policies and regulations that are applicable to any such plan, except where such non-compliance would not constitute a Material Adverse Effect.

(y)           Auditors.  The auditors of the Corporation who audited the Financial Statements are independent public accountants as required by Canadian Securities Laws and there has never been any reportable event (within the meaning of National Instrument 51- 102) with the present or, the knowledge of the Corporation, any former auditor of the Corporation.

(z)            Taxes.

(i)            The Corporation and each of the Subsidiaries have filed all federal, provincial, state, local and foreign tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure to so file would not have a Material Adverse Effect) and have paid all taxes required to be paid by and any other assessment, fine or penalty levied against the Corporation or either of the Subsidiaries, to the extent that any of the foregoing is due and payable (except in any case in which the failure to do so would not have a Material Adverse Effect).

(ii)           The Corporation and each of the Subsidiaries have established on its books and records reserves that are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Corporation or either of the Subsidiaries, and there are no audits known by the management of the Corporation to be pending of the tax returns of the Corporation or either of the Subsidiaries (whether federal, state, provincial, local or foreign) and there are no outstanding claims which have been or may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would have a Material Adverse Effect.

(iii)          No domestic or foreign taxation authority has asserted or threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Corporation or either of the Subsidiaries (including, without limitation, any predecessor companies) filed for any year which would have a Material Adverse Effect.

(aa)         Intellectual Property.  The Corporation and each Subsidiary owns or has the right to use under licence, sub-licence or otherwise all material intellectual property used by the Corporation and each Subsidiary in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all encumbrances.

(bb)         Material Agreements.  Neither the Corporation, either of the Subsidiaries nor, to the knowledge of the Corporation, any other Person is in material default in the observance or performance of any term or obligation to be performed by it under any Material Agreement and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event would have a Material Adverse Effect.

(cc)         No Brokers or Finders Fee.  Except for GMP and Genuity Capital Markets, there is no Person acting or purporting to act at the request of the Corporation, who is entitled to any brokerage or finder’s fee in connection with the Proposal or other transactions contemplated by this agreement.

(dd)         Environmental Matters.

(i)            Other than as disclosed in the Continuous Disclosure Materials, neither the Corporation nor the Subsidiaries has been in violation of, in connection with the ownership, use, maintenance or operation of its property and assets, any applicable federal, provincial, state, municipal or local laws, bylaws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters (collectively the “Environmental Laws”), except where such violation would not have a Material Adverse Effect.

(ii)           Without limiting the generality of paragraph 4(ee)(i) immediately above, other than as disclosed in the Continuous Disclosure Materials, the Corporation and the Subsidiaries do not have any knowledge of, and have not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, either the Corporation or the Subsidiaries or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, the Corporation is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and neither the Corporation nor the Subsidiaries nor any of the property, assets or operations thereof is the subject of any investigation, evaluation, audit or review by any governmental authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment, except for compliance investigations conducted in the normal course by any governmental authority, in each case except where such claim or judicial or administrative proceeding would not have a Material Adverse Effect.

(iii)          Other than as disclosed in the Continuous Disclosure Materials, there are no orders, rulings or directives issued, pending or, to the best of the knowledge of the Corporation, threatened against the Corporation or the Subsidiaries under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of the Corporation or the Subsidiaries, except where such orders, rulings or directives would not have a Material Adverse Effect.

(iv)          Other than as disclosed in the Continuous Disclosure Materials, the Corporation and the Subsidiaries are not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment (except for those derived from normal exploration activities) or non-compliance with Environmental Laws, except where such liability or non-compliance would not have a Material Adverse Effect.

(ee)         Non-Arm’s Length Transactions.  Except as disclosed in the Continuous Disclosure Materials, none of the officers or employees of the Corporation or of the Subsidiaries, any Person who owns, directly or indirectly, more than 10% of any class of securities of the Corporation or securities of any Person exchangeable for more than 10% of any class of securities of the Corporation, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction (including, without limitation, any loan made to or by any such person) with the Corporation or the Subsidiaries which, as the case may be, materially affects, is material to or will materially affect the Corporation on a consolidated basis.

(ff)           Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of any court or governmental authority or agency is necessary or required for the performance by the Corporation of its obligations under any of the Transaction Documents, in connection with the proposed Distribution, or the consummation of the transactions contemplated by any of the Transaction Documents, except (i) such as have been obtained, or as may be required, under Canadian Securities Laws, (ii) such as have been obtained, or as may be required, under U.S. Securities Laws, and (iii) such as have been obtained, or as may be required, under the rules of the Exchanges.

(gg)         Other Reports and Information.  There are no reports or information that in accordance with the requirements of any Qualifying Jurisdiction or the United States must be made publicly available in connection with the Distribution that have not been made publicly available as required; there are no documents required to be filed as of the date hereof with any Qualifying Authority in connection with the Preliminary Prospectus or the Final Prospectus, or in connection with the Preliminary Registration Statement or the Final Registration Statement with the SEC or other regulatory authority in the United States, that have not been, or will not be, filed as required.

(hh)         Accounting Controls.  The Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that:  (i) transactions are completed in accordance with the general or a specific authorization of management of the Corporation and (ii) transactions are recorded as necessary to permit the preparation of consolidated financial statements for the Corporation in conformity with Canadian generally accepted accounting principles and to maintain asset accountability.

(ii)           Minute Books.  The minute books of the Corporation, all of which have been made available to GMP or counsel to GMP, are complete and accurate in all material respects since the incorporation of the Corporation, GMP acknowledging that certain minutes contained in the minute books of the Corporation are still in draft form.

(jj)           Form of Certificates.  The form and terms of the certificate representing the Common Shares have been approved as the form of the certificate representing the common shares of the Corporation by the directors of the Corporation and conform with the provisions of the Business Corporations Act (Ontario), the articles and by-laws of the Corporation and the requirements of the TSX.

(kk)         Qualified Investments.  Upon listing on the TSX, the Qualified Securities will be qualified investments under the Income Tax Act (Canada) and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans and registered disability savings plans.

(ll)           Significant Acquisitions/Dispositions.  The Corporation has not completed any “significant acquisition”, “significant disposition” nor is it proposing any “probable acquisitions” (as such terms are defined in National Instrument 44-101) that would require the inclusion of any additional financial statements or pro forma financial statements in the Final Prospectus pursuant to Canadian Securities Laws.

(mm)       Secondary Market Liability.  To its knowledge, the Corporation is not aware of any circumstances presently existing under which liability is or could reasonably be expected to be incurred under Part XXIII – Civil Liability for Secondary Market Disclosure of the Securities Act (Ontario).

(nn)         Certain U.S. Matters.  The Corporation is not, and upon consummation of the transactions contemplated hereby will not be, an “investment company” or an entity “controlled by an investment company” as such terms are defined in the United States Investment Company Act of 1940, as amended and the Corporation has prepared and filed with the SEC an appointment of agent for service of process upon the Corporation on Form F-X under U.S. Securities Laws.

Section 5               COMPENSATION OF GMP

In connection with the Proposal, GMP has provided an opinion to the directors of the Corporation dated as of June 23, 2008 (the “Fairness Opinion”) as to the fairness of the issue of the New Warrants to Warrantholders, from a financial point of view, to the Warrantholders, excluding insiders of the Corporation.  In return for its services in respect of the Fairness Opinion and in respect of the Distribution, including (i) acting as financial advisor to the Corporation in connection with the issue of the New Warrants; (ii) providing analysis and advice to the Corporation in connection with the Warrant Amendments; (iii) assisting management of the Corporation with marketing of the Proposal; and (iv) participating in the preparation and review of documentation in connection with the Warrant Amendments, the Corporation has paid GMP $200,000 upon receipt of the Fairness Opinion (the “Fairness Opinion Fee”) and agrees to pay to GMP a success fee (the “Success Fee”) in the amount of $4,000 for every 1% of the Warrants exercised during the Early Exercise Period to a maximum of 75% of the Warrants outstanding on the date hereof for a maximum Success Fee of $300,000 payable as soon as practicable after the amount of the Success Fee can be determined by wire transfer, certified cheque or bank draft, as directed by GMP.

Section 6               CONDITIONS OF GMP’S OBLIGATIONS

(a)           The obligations of GMP hereunder are subject to the following conditions, which conditions are for the sole benefit of GMP and may only be waived by GMP in its sole discretion:

(i)            Certificate of Officers.  The Corporation delivering on the Expiry Date a certificate signed on behalf of the Corporation by the Chief Executive Officer of the Corporation and the Chief Financial Officer of the Corporation, or such other senior officers of the Corporation as may be acceptable to GMP, addressed to GMP and dated the Expiry Date in a form satisfactory to GMP and its counsel, acting reasonably, certifying for and on behalf of the Corporation, and not in their personal capacities, that:

A.            the Corporation has complied in all material respects with all the covenants and satisfied all the terms and conditions of this agreement on its part to be complied with and satisfied at or prior to the Expiry Date;

B.            no order, ruling or determination (including any stop order) having the effect of ceasing or suspending trading in any securities of the Corporation or prohibiting the Distribution or the distribution of any of the issued securities of the Corporation has been issued and no proceeding for such purpose is pending or, to the knowledge of such officers, threatened by any securities regulatory authority or stock exchange in Canada or the United States;

C.            the Corporation is a “reporting issuer” or its equivalent under the applicable securities laws of each of the Qualifying Jurisdictions, not in default, and is eligible to file a short form prospectus under National Instrument 44-101;

D.            no material change relating to the Corporation, and the Subsidiaries, considered as a whole, has occurred since the date hereof with respect to which the requisite material change report has not been filed and no such disclosure has been made on a confidential basis that remains subject to confidentiality;

E.             all of the representations and warranties made by the Corporation in this agreement are true and correct as of the Expiry Date with the same force and effect as if made at and as of the Expiry Date after giving effect to the transactions contemplated hereby; and

F.             there has been no change in any material fact (which includes the disclosure of any previously undisclosed material fact) contained in the Final Prospectus which fact or change is, or may be, of such a nature as to render any statement in the Final Prospectus misleading or untrue in any material respect or which would result in a misrepresentation in the Final Prospectus or which would result in the Final Prospectus not complying with Canadian Securities Laws;

(ii)           Prospectuses.  (A) The Corporation receiving a Receipt for the Final Prospectus by the time set forth in subsection 3(a) of this agreement, and (B) the Final Registration Statement shall have become effective under the U.S. Securities Act prior to the Effective Date and no stop order suspending the effectiveness of the Final Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened by the SEC and any request for additional information shall have been complied with;

(iii)          Adverse Proceedings.  At the Effective Date and the Expiry Date, no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Corporation or prohibiting the Distribution or the distribution of any of the issued securities of the Corporation being issued and no proceeding for such purpose being pending or, to the knowledge of the Corporation, threatened by any securities regulatory authority or stock exchange in Canada or the United States;

(iv)          Auditor Comfort Letter.  The Corporation causing its auditors to deliver to GMP (A) the comfort letter set forth in paragraph (k)(i) of section 3 of this agreement, (B) a comfort letter dated the Expiry Date, in form and substance satisfactory to GMP, acting reasonably, bringing forward to a date not more than two Business Days prior to the Expiry Date, the information contained in the comfort letter referred to in (A) above, and in each case such letters shall relate to the verification of the Financial Information and accounting data and other numerical data of a financial nature contained in the Qualification Documents.  Such letters shall further state that:

A.            such auditors are independent with respect to the Corporation within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States) and are independent with respect to the Corporation within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants British Columbia;

B.            such auditors have performed the procedures set forth in section 7050 of the CICA Handbook on the unaudited consolidated financial statements included in the Qualification Documents and nothing has come to their attention that caused them to believe that such unaudited consolidated financial statements did not comply as to form in all material respects with the published accounting requirements of Canadian Securities Laws; and

C.            in the opinion of such auditors, the Financial Statements comply as to form in all material respects with the published accounting requirements of applicable Canadian Securities Laws;

and shall address such other matters as GMP shall reasonably request;

(v)           Opinion of Canadian Counsel to the Corporation.  GMP receiving at the Effective Date, favourable legal opinions from Cassels Brock & Blackwell LLP, Canadian counsel to the Corporation, and local counsel acceptable to counsel to the Corporation and counsel to GMP, acting reasonably (who may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of officers, public and Exchange officials or CIBC Mellon), to the effect set forth below and to such further effect as Canadian counsel to GMP, Fraser Milner Casgrain LLP, may reasonably request:

A.            The Corporation is a corporation existing under the laws of the Province of Ontario and has not been dissolved.

B.            The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of preference shares.

C.            The Corporation is a “reporting issuer”, or its equivalent, in each of the Qualifying Jurisdictions and it is not included in a list of defaulting reporting issuers maintained by any of the securities commissions or similar regulatory authority in which such lists are maintained.

D.            The Corporation has all necessary corporate power and authority, and has taken all necessary corporate action, to authorize, execute and deliver the Qualification Documents and the Transaction Documents and to perform its obligations thereunder, including the issue of the Qualified Securities, and each of the Transaction Documents have been executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of, and is enforceable against, the Corporation in accordance with their respective terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, general equitable principles including the availability of equitable remedies and the qualification that no opinion need be expressed as to rights to indemnity, contribution and waiver of contribution).

E.             The execution and delivery by the Corporation of each of the Transaction Documents, the performance of the respective terms thereof by the Corporation and the issue and delivery on or after the Effective Date of the Qualified Securities to the Warrantholders do not and will not (i)

conflict with or result in any breach or violation of the articles or by-laws of the Corporation, or (ii) violate the provisions of any law, statute, rule or regulation to which the Corporation or the property or assets thereof is subject in the Province of Ontario.

F.             All documents required to be filed by the Corporation and all proceedings required to be taken by the Corporation under applicable Canadian Securities Laws have been filed and taken in order to qualify the Distribution to the Warrantholders of the New Warrants in each of the Qualifying Jurisdictions.

G.            The Qualified Securities have been conditionally approved for listing on the TSX.

H.            When issued and delivered in accordance with the terms and conditions of this agreement, the Supplemental Warrant Indentures and the New Warrant Indenture, the New Warrants will be validly issued by the Corporation.

I.              The New Warrant Shares have been reserved for issue by the Corporation and, upon issue in accordance with the terms and conditions of the New Warrant Indenture, will be validly issued as fully paid and non-assessable shares of the Corporation.

J.             The first trade in, or resale of, as applicable, the New Warrant Shares is exempt from, or is not subject to, the prospectus requirements of the Canadian Securities Laws of each of the Qualifying Jurisdictions and no prospectus or other document is required to be filed, proceeding taken, or approval, permit, consent or authorization obtained under Canadian Securities Laws in any of the Qualifying Jurisdictions in respect of such trade, subject to the exceptions generally provided for in such opinions.

K.            CIBC Mellon at its principal offices in Toronto, Ontario and Vancouver, British Columbia has been appointed as the warrant agent for the New Warrants and as the registrar and transfer agent for the Common Shares in Canada and Mellon Investor Services LLC at its principal offices in Jersey City, New Jersey has been appointed co-registrar and transfer agent for the Common Shares in the United States.

L.             The attributes of the Qualified Securities are accurately summarized in all material respects in the Final Prospectus.

M.           Upon listing on the TSX, the Qualified Securities will be qualified investments under the Income Tax Act (Canada) and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans and registered disability savings plans.

N.            The statements set forth in the Final Prospectus under the heading “Eligibility for Investment”, insofar as they purport to describe the provisions of the laws referred to therein, are fair summaries of the matters discussed therein;

(vi)          Opinion of U.S. Counsel to the Corporation.  GMP receiving at the Effective Date, a favourable legal opinion addressed to GMP dated the Effective Date, from Paul, Weiss, Rifkind, Wharton & Garrison LLP, United States counsel to the Corporation, which counsel may rely upon the covenants, representations and warranties of the Corporation and GMP set forth in this agreement, with respect to such matters under U.S. Securities Laws as GMP may reasonably request;

(vii)         The Exchanges.  As soon as practicable after the Expiry Date, the Qualified Securities will be listed, or conditionally listed, for trading on the TSX and the New Warrant Shares will be listed, or listed subject to notice of issuance, on the NYSE; and

(viii)        Other Documentation.  GMP receiving at the Effective Date or the Expiry Date, as applicable, such further certificates, opinions of counsel and other documentation from the Corporation as may be contemplated herein or as GMP or its counsel may reasonably require; provided, however, that GMP or its counsel shall request any such certificate or document within a reasonable period prior to the Effective Date or the Expiry Date, as the case may be, that is sufficient for the Corporation to obtain and deliver such certificate or document, and provided further that any such further certificates, opinions or other documentation requested by GMP are customary for transactions of the nature contemplated hereby taking into account the nature of the business conducted by the Corporation and the Subsidiaries.

Section 7               TERMINATION OF AGREEMENT

(a)           The Corporation agrees that all material terms and conditions of this agreement shall be construed as conditions and complied with so far as they relate to acts to be performed or caused to be performed by it, that it will use its reasonable best efforts to cause such conditions to be complied with, and that any breach or failure by the Corporation to comply with any such conditions shall entitle GMP to terminate its obligations hereunder by notice to that effect given to the Corporation at or prior to the Expiry Date, unless otherwise expressly provided in this agreement.  GMP may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to their rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon GMP only if such waiver or extension is in writing and signed by GMP.

(b)           GMP shall make reasonable best efforts to give notice to the Corporation (in writing or by other means) of the occurrence of any of the events referred to in subsection (a) of this section 7, provided that neither the giving nor the failure to give such notice shall in any way affect the entitlement of GMP to exercise this right at any time prior to or at the Expiry Date.

(c)           The rights of termination contained in this section may be exercised by GMP and are in addition to any other rights or remedies GMP may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this agreement.

(d)           If the obligations of GMP are terminated under this agreement pursuant to these termination rights, the Corporation’s liabilities to GMP shall be limited to the Corporation’s obligations under sections 8, 9 and 11 of this agreement.

Section 8               INDEMNITY

(a)           The Corporation covenants and agrees to protect, indemnify, and save harmless, each of GMP and its affiliates, and each of their respective directors, officers, employees and agents and each Person, if any, who controls GMP or its U.S. broker-dealer affiliate within the meaning of section 15 of the U.S. Securities Act or section 20 of the U.S. Exchange Act (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”), against all losses (other than losses of profit), claims, damages, suits, liabilities, costs, damages, or expenses caused or incurred, whether directly or indirectly, by reason of:

(i)            any statement, other than a statement provided by GMP and relating solely to GMP contained in the Qualification Documents, in any Prospectus Amendment or in any Supplementary Material that has been filed by or on behalf of the Corporation in connection with the Distribution under Canadian Securities Laws or U.S. Securities Laws which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation (as such term is defined in the Securities Act (Ontario)) or any misstatement of a material fact;

(ii)           the omission or alleged omission to state in the Qualification Documents, in any Prospectus Amendment or in any Supplementary Material or any certificate of the Corporation delivered hereunder or pursuant hereto, any material fact (other than a material fact provided by GMP and relating solely to GMP) required to be stated therein or necessary to make any statement therein not misleading;

(iii)          any order made, or inquiry, investigation or proceeding commenced by any securities regulatory authority or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission in the Qualification Documents, in any Prospectus Amendment or in any Supplementary Material, other than a statement provided by GMP and relating solely to GMP in the sections “Fairness Opinion” and “Plan of Distribution” contained in the Qualification Documents, in any Prospectus Amendment or in any Supplementary Material, which prevents or restricts the trading in the Common Shares or the Distribution in any of the Qualifying Jurisdictions or the United States;

(iv)          the Corporation not complying with any requirement of Canadian Securities Laws or U.S. Securities Laws in connection with the transactions herein contemplated, including the non-compliance with any statutory requirement to make any document available for inspection; or

(v)           the breach of, or default under, any term, condition, covenant or agreement of the Corporation made or contained herein or in any other document of the Corporation delivered pursuant hereto or made by the Corporation in connection with the Distribution or any representation or warranty of the Corporation made or contained herein or in any other document of the Corporation delivered pursuant hereto or in connection with the Distribution being or being alleged to be untrue, false or misleading,

(b)           To the extent that the indemnity contained in subsection 8(a) hereof is given in favour of a Person who is not a party to this agreement, the Corporation hereby constitutes GMP as trustee for such Person for such indemnity and the covenants given by the Corporation to such Person in this agreement.  GMP hereby accepts such trust and holds such indemnity and covenants for the benefit of such Persons.  The benefit of such indemnity and covenants shall be held by GMP in trust for the Persons in favour of whom such indemnities and covenants are given and may be enforced directly by such Persons.

(c)           If any matter or thing contemplated by this section shall be asserted against any Indemnified Party in respect of which indemnification is or might reasonably be considered to be provided, such Indemnified Party will notify the Corporation as soon as possible of the nature of such claim (provided that omission to so notify the Corporation will not relieve the Corporation of any liability which it may otherwise have to the Indemnified Party hereunder, except to the extent the Corporation is materially prejudiced by such omission) and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to such Indemnified Party and that no settlement may be made by the Corporation or such Indemnified Party without the prior written consent of the other, such consent not to be unreasonably withheld.

(d)           In any such claim, such Indemnified Party shall have the right to retain other legal counsel to act on such Indemnified Party’s behalf, provided that the fees and disbursements of such other legal counsel shall be paid by such Indemnified Party, unless: (i) the Corporation and such Indemnified Party mutually agree to retain other legal counsel; or (ii) the representation of the Corporation and such Indemnified Party by the same legal counsel would be inappropriate due to actual or potential differing interests, in which event such fees and disbursements shall be paid by the Corporation to the extent that they have been reasonably incurred, provided that in no circumstances will the Corporation be required to pay the fees and expenses of more than one set of legal counsel for all Indemnified Parties.

(e)           The rights of indemnity contained in this section 8 shall not enure to the benefit of GMP or any other Indemnified Party if the Person asserting any claim contemplated by this section was not provided with a copy of the Final Prospectus or any Supplementary Material which corrects any untrue statement or information, misrepresentation or omission which is the basis of such claim and which is required under applicable securities legislation or regulations to be delivered to such Person by GMP.

Section 9               CONTRIBUTION

In order to provide for just and equitable contribution in circumstances in which the indemnity contained in section 8 hereof is, for any reason of policy or otherwise, held to be unavailable to or unenforceable by, in whole or in part, an Indemnified Person other than in accordance with the provisions of section 8 hereof, the Corporation shall contribute to the aggregate losses (other than a loss of profit), claims, damages, payments, liabilities, costs, fines, penalties and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of counsel incurred obtaining advice in respect of, or in defending or settling, any such claim, action, suit or proceeding) of the nature contemplated by such indemnity incurred or paid by the Indemnified Person in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation on the one hand and the Indemnified Person on the other hand in connection with the Distribution but also the relative fault of the Corporation on the one hand and the Indemnified Person on the other hand in connection with the matters, things and actions which resulted in such losses, claims, damages, payments, liabilities, costs, fines, penalties or expenses as well as any other relevant equitable considerations or, if such allocation is not permitted by applicable law, in such proportion so that the Indemnified Person shall be responsible for the proportion represented by the percentage that the Success Fee bears to the gross proceeds realized by the Corporation from the Distribution and the Corporation shall be responsible for the balance, whether or not they are a party to the same or separate claims; provided, however, that no Person who has engaged in any dishonesty, fraud, fraudulent misrepresentation, negligence or wilful default shall be entitled to contribution from any Person who has not engaged in any dishonesty, fraud, fraudulent misrepresentation, negligence or wilful default and further provided that in no event shall the Indemnified Persons in the aggregate be responsible for any amount in excess of the Success Fee actually received from the Corporation and retained by GMP.  For purposes of this section 9, relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact relates to information supplied by the Corporation on the one hand or GMP on the other hand and the relevant intent, knowledge, access to information and opportunity to correct or prevent any such untrue statement or omission of the Corporation and the Indemnified Person.  In the event that the Corporation is held to be entitled to contribution from GMP under the provisions of any statute or law, the Corporation shall be limited to such contribution in an amount not exceeding the lesser of:

(i)            the portion of the amount of the loss or liability giving rise to such contribution for which GMP is responsible as determined in accordance with this section 9; and

(ii)           the amount of the Success Fee actually received from the Corporation and retained by GMP.

For purposes of this section 9, each party hereto shall give prompt notice to the other party hereto of any claim, action, suit or proceeding threatened or commenced in respect of which a claim for contribution may be made under this section 9 but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any obligation it may otherwise have under this section, except to the extent that the party from whom contribution may be sought is materially prejudiced by such omission.  The rights to contribution set out in this section 9 shall be in addition to and not in derogation of any other right to contribution which GMP may have by statute or otherwise by law.

Section 10             SEVERABILITY

If any provision of this agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this agreement and such void or unenforceable provision shall be severed from this agreement.

Section 11             EXPENSES

In addition to the Fairness Opinion Fee and the Success Fee payable by the Corporation to GMP pursuant to section 5 of this agreement, the Corporation agrees to pay to GMP its reasonable out-of-pocket costs, fees and expenses of or incidental to the performance of its obligations under this agreement, including the reasonable fees of up to $75,000, exclusive of disbursements and GST, of its Canadian legal counsel.

Section 12             REMEDIES

The rights of termination contained in section 7 of this agreement are in addition to any other rights or remedies GMP has in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any matters contemplated by this agreement.

Section 13             SURVIVAL

All warranties, representations, covenants and agreements of the Corporation herein contained or contained in documents submitted or required to be submitted pursuant to this agreement shall survive the issue of the New Warrants to the Warrantholders and shall continue in full force and effect, regardless of the completion of the Distribution and regardless of any investigation which may be carried on by GMP until the Survival Limitation Date.  Without any limitation of the foregoing, the provisions contained in this agreement in any way related to the indemnification or the contribution obligations shall survive and continue in full force and effect, indefinitely.

Section 14             TIME OF THE ESSENCE AND GOVERNING LAWS

Time shall be of the essence in this agreement.  This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 15             NOTICES

All notices or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or by facsimile delivered to such other party as follows:

(a)           to the Corporation at:

Silver Wheaton Corp.

Suite 3150

666 Burrard Street

Vancouver, British Columbia

V6C 2X8

Attention:	President
Fax No.:	604-684-3123

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2100
Scotia Plaza
40 King Street West
Toronto, Ontario

M5H 3C2

Attention:	Mark T. Bennett
Fax No.:	416-350-6930

(b)           to GMP at:

GMP Securities L.P.
Suite 300
145 King Street West
Toronto, Ontario

M5H 1J8

Attention:	Mark Wellings
Fax No.:	416-943-6160

with a copy (which shall not constitute notice) to:

Fraser Milner Casgrain LLP

Suite 3900

1 First Canadian Place

100 King Street West

Toronto, Ontario M5X 1B2

Attention:	Corina Zatreanu
Fax No.:	416-863-4592

or at such other address or facsimile number as may be given by either of them to the other in writing from time to time and such notices or other communications shall be deemed to have been received when delivered or, if sent by facsimile, on the next Business Day after such notice or other communication has been received by facsimile (with receipt confirmed).

Section 16             PRESS RELEASES

The Corporation shall provide GMP and its counsel with a copy of all press releases to be issued by the Corporation concerning the Proposal contemplated hereby prior to the issue thereof, and shall give GMP and its counsel a reasonable opportunity to provide comments thereon prior to the dissemination of any such press release.

Section 17             COUNTERPART SIGNATURE

This agreement may be executed in one or more counterparts (including counterparts by facsimile) which, together, shall constitute an original copy hereof as of the date first noted above.

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Section 18             ACCEPTANCE

If this agreement accurately reflects the terms of the transaction that we are to enter into and if such terms are agreed to by the Corporation, please communicate your acceptance by executing where indicated below and returning by facsimile one copy and returning by courier one originally executed copy to GMP Securities L.P.  This agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede all prior negotiations and understandings in respect thereof. This agreement may be amended or modified in any respect by written instrument only.

Yours very truly,

GMP SECURITIES L.P.

By:	/s/ Mark Wellings
Mark Wellings
Managing Director

The foregoing accurately reflects the terms of the transaction that we are to enter into and such terms are agreed to.

ACCEPTED as of this 24th day of July, 2008.

SILVER WHEATON CORP.

	By:	/s/ Peter Barnes
Peter Barnes
President and Chief Executive Officer